Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, Illinois 60563 U.S.A.

Tel: +1.630.798.8800
Fax: +1.630.798.2000
www.tellabs.com

FOR IMMEDIATE RELEASE
November 30, 2004

MEDIA CONTACT:
Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs closes AFC merger

Combination delivers comprehensive broadband solutions to carriers worldwide

Naperville, Ill. # Tellabs (NASDAQ: TLAB) today closed its $1.5 billion merger with AFC (NASDAQ: AFCI), creating a leading global supplier of access, transport and data solutions for telecom service providers worldwide.

“The new Tellabs is a strategic telecom equipment supplier that will lead the industry’s shift to reliable broadband services around the world,” said Krish Prabhu, president and chief executive officer of Tellabs. “Together, Tellabs and AFC can help carriers even more as they seek easier ways to provision new voice, data and video services, to simplify their networks and to sharpen their competitive edge.”

The closing follows approval of the merger by AFC stockholders at a special meeting of stockholders held earlier today. A simple majority of the total shares outstanding was required to win approval. Under the terms of the agreement between the two companies, AFC stockholders will receive 0.504 shares of Tellabs common stock and $12.00 in cash for each AFC share of common stock. Stockholders may access additional information at www.afc.com.

In conjunction with the closing, Tellabs announced three new members of its executive team:

•	Carl DeWilde joins Tellabs as executive vice president-access products, with global responsibility for developing access products in the AFC portfolio. Most recently, DeWilde served as chief technology officer and chief operating officer at Xtera, an optical networking company. Previously, DeWilde served in senior leadership roles at Fujitsu Network Communications, Alcatel Network Systems and Siemens Communications Systems.

•	Jeff Rosen, formerly vice president of operations and customer service at AFC, joins Tellabs as executive vice president-operations, with global responsibility for Tellabs’ supply chain and global information systems. Rosen joined AFC in 2000, bringing more than 15 years of manufacturing and supply chain experience from companies such as Solectron; Booz, Allen & Hamilton; Raytheon and Teradyne.

•	Victoria Perrault, formerly vice president of administrative services at AFC, joins Tellabs as executive vice president-human resources, with global responsibility for Tellabs employees and facilities. Perrault joined AFC in 1996 as director, human resources, and was promoted in 1999

Tellabs
P. 2-2-2

to vice president, administrative services. Previously, she served as director of human resources for the advanced products division at Aegon USA.

About Tellabs
Tellabs delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wired network solutions. Our comprehensive broadband portfolio enables carriers in more than 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

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Forward-Looking Statements

Statements in this news release regarding the merger of Tellabs, Inc. and Advanced Fibre Communications, Inc. which are not historical facts are “forward-looking statements.” Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause the combined company’s actual performance or achievements expressed or implied by those statements. The combined company’s actual future results could differ materially from those predicted in such forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this release are premised include: (a) timely implementation and execution of merger integration plans; (b) retention of customers and critical employees; (c) economic changes impacting the telecommunications industry; (d) successfully leveraging the combined company’s comprehensive product offering to the combined customer base; (e) the financial condition of telecommunications service providers and equipment vendors, including any impact of bankruptcies; (f) the impact of customer and vendor consolidation; (g) successfully introducing new technologies and products ahead of competitors; (h) successful management of any impact from slowing economic conditions or customer demand; and (i) protection and access to intellectual property, patents and technology. In addition, the ability of the combined company to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of the combined company, and other risks and uncertainties described from time to time in the combined company’s public filings with the Securities and Exchange Commission. Tellabs disclaims any intention or obligation to update or revise any forward-looking statements.

The following trademarks and service marks are owned by Tellabs Operations, Inc., or its affiliates in the United States and/or other countries. TELLABS®, ® and T Symbol®, AFC®, the AFC logo and Technology that Transforms the Way the World Communicates™. Any other company or product names may be trademarks of their respective companies. © 2004 Tellabs. All Rights Reserved.